Exhibit 99.1

EcoloCap Solutions Inc. (OTCBB: ECOS)

For Immediate Release

ECOLOCAP SOLUTIONS INC. Announces Testing of Its Lithium X battery by Certified Lab

Barrington, IL – February 10, 2010 – EcoloCap Solutions Inc. (OTCBB: ECOS) today announced that it has signed an agreement with Exponent Inc. Engineering and Scientific Consulting of Phoenix, AZ to test EcoloCap’s newly announced Lithium X battery. Exponent Inc. is a multidisciplinary organization consisting of 900 scientists, physicians, engineers and regulatory consultants. Furthermore, the company is certified for battery, energy storage and compliance testing and is certified to ISO 9001 (http://www.exponent.com/battery_system_design_review_and_testing_capabilities/#tab_overview)

Michael Siegel, President and CEO of EcoloCap Solutions Inc. stated: “Preliminary indications from independent labs which tested the battery over the last month for prospective users indicate that the Li-X is the highest density output battery per weight of any commercial battery in the market today. The Li-X is only 1/5 in weight and 1/7 in size compared with lead acid batteries. The thermal efficiency of the Li-X battery (over 98%), under charge and discharge, is greater than any existing battery. The battery cell design allows for the development of battery modules for specific customer applications from 4.2 to 32 volts, from 200 to 1,200 Ahr with a longer life cycle than existing lead or Lithium batteries. We will publish side by side comparisons as soon as the initial US based test results are available.”

Further information on EcoloCap Solutions Inc. and its products and services can be found at http://www.ecolocap.com.

About The Company:  EcoloCap Solutions Inc. (OTCBB: ECOS) and its subsidiaries Micro Bubble Technologies Inc. (“MBT”), K-MBT Inc. (Korea) and EcoloCap Solutions Canada Inc., are an integrated network of environmentally focused technology companies that mainly utilize nanotechnology to develop efficient alternative energy solutions.  Their portfolio of products and services include MBT’s Carbon Nano Tube (CNT) and Lithium X rechargeable batteries that surpass the performance of batteries in the market today, MBT’s M-Fuel, a breakthrough suspension fuel for diesel and heavy oil applications that greatly reduces cost and the emission of harmful gases, and EcoloCap Solutions Canada Inc. which offers Carbon Credit UN Certification and trading services. For additional information, please visit the EcoloCap website, http://www.EcoloCap.com.

Company Contact Information:
EcoloCap Solutions Inc.
1250 South Grove Avenue, Suite 308
Barrington, Illinois 60010
Tel:  (866) 479-7041
Fax: (847) 919-8440
Email:  Info@EcoloCap.com

This press release may contain statements of a forward-looking nature regarding future events.  These statements are only predictions and actual events may differ materially.  Please refer to documents that EcoloCap Solutions Inc. files from time to time with the Securities and Exchange Commission for a discussion of certain factors that could cause actual results to differ materials from those contained in the forward-looking statements.

EcoloCap Solutions Inc. | 1250 South Grove Avenue | Suite 308 | Barrington, IL 60010 | T (866) 479-7041 | www.EcoloCap.com